EXHIBIT IX

                     MDP ASSIGNMENT AND ACCEPTANCE AGREEMENT

     THIS AGREEMENT, dated June 26, 2000 (this "Agreement"), by and among Immunex Corporation, a Washington corporation ("Immunex"), American Home Products Corporation, a Delaware corporation ("AHP"), American Cyanamid Company, a Maine corporation ("Cyanamid"), and MDP Holdings, Inc, a Delaware corporation ("MDP").

     WHEREAS, Immunex entered into the Amended and Restated Agreement and Plan of Merger, dated as of December 15, 1992 (the "Immunex Merger Agreement"), with Cyanamid, Lederle Parenterals, Inc. ("LPI") and Lederle Oncology Corporation ("LOC") and an Amended and Restated Governance Agreement, dated as of December 15, 1992 (the "Governance Agreement"), with Cyanamid and LOC;

     WHEREAS, upon consummation of the merger contemplated by the Immunex Merger Agreement (the "Immunex Merger"), Cyanamid and LPI became the owners of approximately 53.5% of the issued and outstanding common stock of Immunex (the "Immunex Common Stock");

     WHEREAS, the Governance Agreement was entered into by the parties in connection with the Immunex Merger Agreement in order to establish certain terms and conditions concerning (a) the corporate governance of Immunex after the Immunex Merger and (b) the acquisition and disposition of securities of Immunex by Cyanamid;

     WHEREAS, AHP entered into an Agreement and Plan of Merger, dated August 17, 1994 (the "AHP Merger Agreement"), with AC Acquisition Corp. and Cyanamid, pursuant to which AHP acquired all of the issued and outstanding capital stock of Cyanamid;

     WHEREAS, following the consummation of the tender offer required by the AHP Merger Agreement, AHP became the beneficial owner of the shares of Immunex Common Stock owned by Cyanamid;

     WHEREAS, AHP and Immunex entered into an Agreement, dated September 23, 1994, pursuant to which (a) Immunex made certain representations regarding its Board of Directors' approval of the beneficial ownership by AHP of the Immunex Common Stock and (b) AHP agreed to take certain actions to assure Cyanamid's and its subsidiary's compliance with the Governance Agreement;

     WHEREAS, AHP and Cyanamid each has requested that Immunex cooperate in the transfer of all of the Immunex common stock currently held by Cyanamid (the "Cyanamid Holdings") to MDP, a wholly-owned subsidiary of Cyanamid, and Immunex has, on the terms set forth below, agreed to take such actions necessary to facilitate such transfer;

     WHEREAS, in connection with such transfer of the Cyanamid Holdings, Cyanamid desires to assign certain of its rights under the Governance Agreement, including its registration rights with regard to the Cyanamid Holdings, to MDP;

     WHEREAS, Section 9.04 of the Governance Agreement provides that Cyanamid may assign all or any of its rights and obligations thereunder to any of its wholly-owned subsidiaries; provided that (a) no such assignment will relieve Cyanamid of its obligations under the Governance Agreement and (b) Cyanamid may assign its rights as provided in Section 6.13 thereunder.

     WHEREAS, Section 6.13 of the Governance Agreement provides that Cyanamid may transfer its registration rights under the Governance Agreement to a wholly-owned subsidiary of Cyanamid; provided that (a) Cyanamid complies with certain notice requirements, (b) such transferee agrees in writing, in a form reasonably satisfactory to Immunex, to be bound as a Holder (defined in the Governance Agreement) by the registration rights provisions of the Governance Agreement, and (c) immediately following such transfer Holder acknowledges that the future disposition of the transferred securities by the transferee is restricted under the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

     NOW, THEREFORE, in consideration of the foregoing and other mutual promises and agreements contained herein, Immunex, AHP, Cyanamid and MDP hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein and not defined have the meanings given to such terms in the Governance Agreement.

     2. Status of MDP. AHP,  Cyanamid and MDP each  represents and warrants that
(a) MDP is a wholly-owned subsidiary of Cyanamid duly organized, validly existing and in good standing under the laws of Delaware and (b) MDP has the corporate power and authority and legal right to enter into this Agreement.

     3. Assignment of Subscription Rights. Pursuant to Section 9.04 of the Governance Agreement, Cyanamid hereby assigns to MDP all of Cyanamid's rights and obligations under Article II of the Governance Agreement. Immunex hereby acknowledges such assignment. Cyanamid, Immunex and MDP each agree that such assignment shall be revocable by Cyanamid upon delivery of written notice to Immunex.

     4. Acceptance of Subscription Rights and Transfer Restrictions. MDP hereby accepts the rights and obligations under Article II of the Governance Agreement assigned to it by Cyanamid. In addition, in connection with its ownership of securities of Immunex, MDP agrees that, to the extent that the transfer restrictions within Article V of the Governance Agreement would apply to securities of Immunex held by Cyanamid, MDP shall be bound by all such restrictions.

     5. Assignment of Registration Rights. Pursuant to Section 6.13 of the Governance Agreement, Cyanamid hereby assigns to MDP all of Cyanamid's registration rights as a Holder of the Cyanamid Holdings. In accordance with
Section 6.13 of the Governance Agreement, Cyanamid hereby notifies Immunex of the transfer of the Cyanamid Holdings to MDP, which has its principal place of business at 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803.

     6. Acceptance of Registration Rights and Obligations. MDP hereby accepts the rights and obligations under Article VI of the Governance Agreement assigned to it by Cyanamid. In addition, in accordance with Section 6.13 of the
Governance  Agreement,  MDP  hereby  agrees  to be  bound  as a  Holder  by  the provisions of Article VI of the Governance Agreement. Immunex hereby acknowledges the assignment of registration rights to MDP and its satisfaction with MDP's assumption of the obligations of Article VI of the Governance Agreement.

     7.  Protection of Governance  Agreement.  During the term of the Governance
Agreement:

     7.1 AHP and Cyanamid each agrees that (a) it will not take action to cause MDP to violate its obligations hereunder or under the Governance Agreement and
(b) it will not fail to permit MDP to take any action as may be required to be taken by MDP to perform such obligations.

     7.2 If either AHP or Cyanamid directly or indirectly causes the separate existence of MDP to cease (whether by merger, consolidation or other similar business combination transaction), or causes MDP to transfer all or substantially all of its assets in one transaction or in a series of related transaction, AHP and Cyanamid will each, in connection therewith, make appropriate provision so that any successor to, or transferee of all or substantially all of the assets of, MDP that is an affiliate of AHP will be bound by and required to perform the obligations of MDP under this Agreement and the Governance Agreement.

     8. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Immunex, AHP, Cyanamid and MDP, or in the case of a waiver,  by the party  against whom the waiver is to be effective.

     9. Counterparts. This Agreement may be executed and delivered (including by way of facsimile transmission) in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representative authorized officer as of the day and year first above written.


                                      IMMUNEX CORPORATION


                                      By:_________________________________
                                      Name:
                                      Title:

                                      AMERICAN HOME PRODUCTS CORPORATION


                                      By:_________________________________
                                      Name:
                                      Title:

                                      AMERICAN CYANAMID COMPANY


                                      By:_________________________________
                                      Name:
                                      Title:

                                      MDP HOLDINGS, INC.


                                      By:_________________________________
                                      Name:
                                      Title: